EXHIBIT 2.1.1

ASSET CONTRIBUTION AGREEMENT

by and between

Maxygen, Inc., a Delaware Corporation

and Perseid Therapeutics LLC, a Limited Liability Company

Dated as of September 18, 2009

TABLE OF CONTENTS

(continued)

5.12	Contributor Benefit Plans	29

5.13	Material Contracts	30

5.14	Restrictions on Business Activities	33

5.15	Compliance with Laws; Governmental Approvals	33

5.16	Proceedings and Orders	34

5.17	Litigation	34

5.18	Environmental Matters	35

5.19	Bulk Sales	36

5.20	No Other Agreement	36

5.21	Power of Attorney	36

5.22	Export Controls; Foreign Corrupt Practices Act	36

5.23	Antiboycott Laws	36

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF COMPANY	36

6.1	Organization and Qualification	36

6.2	Authority	36

ARTICLE 7	MISCELLANEOUS PROVISIONS	37

7.1	Governing Law	37

7.2	Assignment	37

7.3	Notices	37

7.4	Waiver	39

7.5	Waiver of Jury Trial	39

7.6	Severability	39

7.7	Entire Agreement/Modification	39

7.8	Relationship of the Parties	39

7.9	Force Majeure	40

7.10	Third Party Beneficiaries	40

7.11	Expenses	40

7.12	Further Assurances	40

7.13	Counterparts; Facsimile	41

7.14	Interpretation	41

7.15	Construction	41

-ii-

TABLE OF CONTENTS

(continued)

7.16	Provisional Relief; Specific Performance	41

7.17	Confidentiality; Publicity	42

7.18	Indemnification; Sole Remedy; Dispute Resolution	42

-iii-

EXHIBITS AND SCHEDULES

Exhibits

Exhibit 4.2(a) Exhibit 4.2(b) Exhibit 4.2(c) Exhibit 4.2(e) Exhibit 4.4(a)	General Assignment and Bill of Sale Form of Patent Assignment Form of Technology License Agreement Forms of Space Sharing Agreements Assignment and Assumption Agreement

Schedules

Schedule 1.12	Employees
Schedule 1.21	Excluded Machinery and Equipment
Schedule 1.22	Excluded Personal Property
Schedule 1.23(a)	Exclusively Out-Licensed Protein
Schedule 1.23(b)	MaxyBody
Schedule 1.26	G&A Function
Schedule 2.1(a)	4 Program Assets
Schedule 2.1(b)(1)	Anticipated Program Proteins or Polypeptides
Schedule 2.1(b)(2)	Other Program Intellectual Property
Schedule 2.1(e)	Other Contributor Intellectual Property
Schedule 2.1(h)	Machinery and Equipment
Schedule 2.1(i)	Personal Property
Schedule 2.1(k)	Personal Property Leases
Schedule 2.1(l)(1)	Contributor Contracts
Schedule 2.1(l)(2)	Excluded Contributor Contracts
Schedule 2.1(m)	Governmental Approvals
Schedule 2.1(n)	Environmental Permits
Schedule 2.1(o)	Assigned Books and Records
Schedule 2.1(p)	Accrued Vacation

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is made and entered into as of this 18th day of September, 2009, by and between Maxygen, Inc., a Delaware corporation, having its principal offices at 515 Galveston Drive, Redwood City, CA 94063 (together with its Affiliates, “Contributor”), and Perseid Therapeutics LLC, a Delaware limited liability company, having its principal offices at 515 Galveston Drive, Redwood City, CA 94063 (“Company”). Contributor and Company are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Contributor has conducted discovery, research and development of certain proteins, including certain CTLA-4 proteins, with potential usefulness as human pharmaceutical products, and owns or possesses certain patents and know-how with respect thereto;

WHEREAS, Company desires to discover, develop, manufacture and commercialize protein pharmaceutical products utilizing among other things the core team of personnel currently employed by Contributor in connection with the conduct of such activities, and in connection therewith desires to obtain certain assets and licenses from Contributor related to Contributor’s programs for discovery, research and development of CTLA-4 proteins and, subject to certain exceptions, other protein therapeutics (including assignment to Company of Contributor’s rights and obligations under the Astellas Agreement);

WHEREAS, Contributor desires to contribute to Company, and Company desires to acquire from Contributor, certain assets, properties, rights, claims, liabilities and obligations on the terms and conditions set forth herein in exchange for shares of Series A Preferred Stock of Company to be issued to Contributor therefor (the “Issued Units”) upon the terms and subject to the conditions set forth in the Purchase Agreement (as defined below), which represent the first issuance of Units by the Company;

WHEREAS, immediately following the contribution of assets, properties, rights, claims, liabilities and obligations by Contributor to Company, each of Contributor and Astellas Bio Inc., a Delaware corporation (“Bio”), intends to make a $10,000,000 cash investment in Company in exchange for preferred units of Company pursuant to the Series A and Series B Preferred Unit Purchase Agreement of even date herewith, by and among Company, on the one hand, and Contributor, and Bio, on the other hand (the “Purchase Agreement”);

WHEREAS, concurrently herewith Astellas Pharma Inc., a corporation formed under the laws of Japan (“Astellas”), Astellas US Holding, Inc., a Delaware corporation, Bio, Contributor and Company have entered into other Transaction Agreements;

WHEREAS, the contribution of assets to, and the assumption of the Assumed Liabilities, as defined below, by, Company and the issuance of the Issued Units to Contributor, are each intended to be effected on a tax-free basis pursuant to Section 721 of the Code (and any comparable provisions of applicable state or local tax laws);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Books and Records” means all books, files, papers, correspondence, databases, electronic files, documents (including originals or copies of agreements) and records in Contributor’s possession or control, in whatever medium, excluding (a) originals and drafts of Contracts that are not Contributor Contracts assigned to Company, (b) electronic mail correspondence that are no longer in existence as of the Closing Date or which are deleted in the ordinary course of business under Contributor’s standard retention policy, (c) minutes of meetings of the Board of Contributor and (d) books, files, papers, correspondence, databases, electronic files, documents and records produced in connection with the negotiation of the potential sale of the Business or Contributed Assets to Third Parties (including originals or copies of agreements with such Third Parties with respect to such negotiations) to the extent containing the contents of, or correspondence regarding, such negotiation with such Third Party.

1.2 “Business” means the conduct of the Programs by or for Contributor, including, without limitation, the exploitation of assets and rights and the performance of activities and obligations relevant to the Programs and the discovery, research, development, manufacture, commercialization and other exploitation of Products within the Programs.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Company Business” means the conduct of the Programs by or for Company or its Affiliates or its licensees, including, without limitation, the exploitation of assets and rights and the performance of activities and obligations relevant to the Programs and the discovery, research, development, manufacture, commercialization and other exploitation of Products within the Programs.

1.5 “Constructive Knowledge” of a Party means, with respect to any fact, circumstance, event or other matter in question, (a) the actual knowledge of such fact, circumstance, event or other matter, or (b) the knowledge of such fact, circumstance, event or other matter that would have been ascertained after reasonable inquiry, consistent with such Person’s title and responsibilities, in either case, by any of the following individuals with respect to such Party or the Party’s employees who directly report to such individuals: Russell Howard, Larry Briscoe, Elliot Goldstein, John Borkholder, Grant Yonehiro, Sridhar Viswanathan, Erik Karrer and Norm Kruse.

1.6 “Contributor Benefit Plans” means every material written, unwritten, formal or informal plan, agreement, program, policy or other arrangement providing for direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, including, without limitation, each “employee benefit plan,” as defined in Section 3(3) of ERISA, which is maintained or contributed to by Contributor or any Member of the Controlled Group for the benefit of any Employee, or pursuant to which the Contributor has or may have any liability with respect to any Employee.

1.7 “Contributor Intellectual Property” means all Intellectual Property included within the Contributed Assets, collectively, the 4 Program Intellectual Property, Other Program Intellectual Property and Other Contributor Intellectual Property. Contributor Intellectual Property does not include any Licensed Intellectual Property.

1.8 “Control” means, with respect to any particular Patent, Intellectual Property Right, Know-How, Technology, Intellectual Property, or other particular asset and any and all rights therein, (a) ownership by the applicable Party or (b) possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein, of the power and authority, whether arising by ownership, license, or other authorization, to disclose, and, if applicable, to deliver the particular Know-How or asset to the other Party, and to grant and to authorize under such Patent or Know-How or asset the right, license or sublicense, as applicable, to such other Party without giving rise to a violation of terms of any written agreement with any Third Party. “Controlled” and “Controlling” shall have their correlative meanings.

1.9 “Copyrights” means all copyrights, and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all rights, title and interests in related applications and registrations throughout the world.

1.10 “CTLA-4 Variant” has the meaning assigned to it in the Astellas Agreement.

1.11 “Defined Benefit Plan” means either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

1.12 “Employee” means the employees of Contributor substantially related to the Programs, who are set forth on Schedule 1.12 attached hereto.

1.13 “Enabling Intellectual Property” means the Enabling Technology as defined under the Technology Licensed Agreement. For clarity, Enabling Technology excludes (a) any Patents listed on Schedules 2.1(a), 2.1(b)(2), or 2.1(e) attached hereto, and (b) any CTLA-4 Variants and Other Protein Variants resulting from the use of the Enabling Technology, together with genetic materials encoding, and cell lines expressing, any such CTLA-4 Variant or Other Protein Variant.

1.14 “Environment” means any ambient workplace, indoor or outdoor air, surface water, drinking water supply, groundwater, or other waterways, land surface or subsurface strata, soil, wildlife, plants, or other natural resources, or buildings, structures and fixtures.

1.15 “Environmental Claim” means any legal proceeding, order or written notice of violation from any Governmental Authority or any Person alleging liability under any Environmental Law.

1.16 “Environmental Law” means any applicable Legal Requirement concerning: (a) the Environment, including pollution, contamination, cleanup, preservation, protection, and reclamation thereof; (b) human health or safety related to the exposure to a Regulated Substances; (c) any Release or threatened Release of any Regulated Substance; or (d) the management of any Regulated Substance, including the presence, manufacture, generation, use, labeling, warning, notification, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Regulated Substance.

1.17 “Environmental Permit” means any permit, registration, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19 “Excluded Books and Records” means Books and Records other than Assigned Books and Records.

1.20 “Excluded Laboratory Notebooks” means laboratory notebook no. 2183 of Contributor.

1.21 “Excluded Machinery and Equipment” means all tools, machinery and equipment (including manufacturing assembly and test equipment) that are listed on Schedule 1.21 attached hereto.

1.22 “Excluded Personal Property” means all personal property, office furnishings, supplies and other tangible personal listed on Schedule 1.22 attached hereto.

1.23 “Excluded Protein Variant or Vaccine” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a (A) granulocyte colony stimulating factor (G-CSF), (B) Exclusively Out-Licensed Protein, (C) MaxyBody (which, for the avoidance of doubt, shall not include any Ig portion of a CTLA-4 Variant or Other Protein Variant), (D) a protein from an infectious agent or a polynucleotide encoding such protein that in each case is intended to be used as a Vaccine (including infectious agents or other constructs incorporating a Vaccine and/or genetic material encoding a Vaccine (including live-attenuated or whole killed virus), but solely when such agent, construct or material is included with or otherwise incorporates a protein from an infectious agent (or variant, homolog, derivative, mutant or fragment of such protein as described in (E), below) or a polynucleotide encoding such protein (or such variant, homolog, derivative, mutant or fragment) and is intended to be used as a Vaccine), or (E) any variant, homolog, derivative, mutant, or fragment of subsection (A) or (B) or (D), which in the case of (D) is intended to be used as a vaccine (each, an “Excluded Protein Molecule”) and (ii) any Excluded Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation). In no event shall Excluded Protein Variants or Vaccines include any CTLA-4 Variants or (x) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a protein or polypeptide listed on Schedule 2.1(b)(1) attached hereto, or (y) any variant, homolog, derivative, mutant, or fragment of subsection of (x), provided that in the case of (y) such variant, homolog, derivative, mutant, or fragment has not been altered or modified in such a way as to cause such variant, homolog, derivative, mutant, or fragment to fall within (A), (B), (C), or (D) of the definition of Excluded Protein Variant or Vaccine set forth in the first sentence of this Section 1.23, or to fall within (E) above such that a reasonable, independent expert knowledgeable and experienced in working with protein pharmaceuticals would primarily consider such variant, homolog, derivative, mutant, or fragment to be a variant of a protein or polypeptide within (A), (B) or (D) above or a material portion thereof (rather than as a variant of some other protein or material portion thereof). For purposes of this definition of Excluded Protein Variant or Vaccine:

(a) “Exclusively Out-Licensed Protein” has the meaning set forth in Schedule 1.23(a) attached hereto; and

(b) “MaxyBody” shall have the meaning set forth on Schedule 1.23(b) attached hereto.

1.24 “Facility” means, collectively, the laboratory and offices located at 515 Galveston Drive, Redwood City, California 94063 (the “Lab Facility”), and 301 Galveston Drive, Redwood City, California 94063 (the “Office Facility”).

1.25 “Field” shall have the meaning set forth in the Technology License Agreement.

1.26 “G&A Function” means a general and administrative function as is reasonably required to operate the Business consistent with past practice, which shall consist, in all material respects, of those assets and agreements specified on Schedule 1.26 attached hereto.

1.27 “Governmental Approval” means any: permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement including, without limitation, any filing or application with the U.S. Food and Drug Administration (the “FDA”), or any foreign counterpart thereof, including investigational new drug applications filed with the FDA as more fully defined in 21 C.F.R. §312.3, and foreign equivalents thereof, but excluding Environmental Permits.

1.28 “Intellectual Property” means (a) Technology and (b) Intellectual Property Rights therein and thereto.

1.29 “Intellectual Property Rights” means any and all rights in and to Technology, including without limitation, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, and mask work rights.

1.30 “Joint Venture Agreement” means the Master Joint Venture Agreement among the Contributor, Bio and Astellas, dated as of June 30, 2009.

1.31 “Know-How” means any and all data, information and tangible materials including (a) ideas, discoveries, inventions or improvements; (b) research and development data, such as medicinal chemistry data, nonclinical data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data; (c) databases, specifications, formulations, formulae; (d) practices, knowledge, techniques, methods, formulas, processes, manufacturing information; and (e) research materials and compositions of matter, including compounds, reagents, clinical candidates, chemical and biological material, cell lines, assays, compound libraries, animal models, and other physical, biological, or chemical material, in each of the foregoing cases, that is Controlled by Contributor. Know-How excludes any Patent rights with respect thereto (but does include information in unpublished patent applications).

1.32 “Laboratory Notebooks” means laboratory notebooks that qualify as Shared Books and Records.

1.33 “Leased Real Property” means all of the Contributor’s rights in the Real Property Lease and the leasehold estate created thereby, together with all of Contributor’s right, title and interest in all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located on the premises described therein;

1.34 “Licensed Intellectual Property” means the Licensed Technology as defined under the Technology License Agreement, which definition, for the avoidance of doubt, includes the Enabling Intellectual Property.

1.35 “Member of the Controlled Group” means each trade or business, whether or not incorporated, that would be treated as a single employer with Contributor under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

1.36 “Multiemployer Plan” means a plan described in Section 3(37) of ERISA.

1.37 “Other Protein Variant” means (a) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a human or animal protein including, without limitation, any protein or polypeptide listed on Schedule 2.1(b)(1) attached hereto, or any variant, homolog, derivative, mutant or fragment of the foregoing subsection (a), including, without limitation, amino acid chains resulting from the use of Shuffling, in each case other than any (i) CTLA-4 Variant or (ii) Excluded Protein Variant or Vaccine, (each such protein or variant, homolog, derivative, mutant or fragment thereof, an “Other Protein Molecule”) and (b) any Other Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

1.38 “Patents” means all patent rights and all rights, title and interests in all patent applications and patents to issue on them, all letters patent or equivalent rights and applications, including utility patents, design patents, plant patents, statutory invention registrations, and any reissue, re-examination, renewal, supplementary protection certificates, extension, division, provisional, substitution, continuation, or continuation-in-part applications thereto throughout the world.

1.39 “PP&E” means, collectively, (a) Personal Property, (b) Machinery and Equipment and (c) all buildings, structures, improvements, furnishings, furniture, fixtures, displays, appliances and other personal property of every kind and nature owned or leased by the Contributor in connection with the Contributed Assets or the Facility.

1.40 “Programs” mean, collectively, (i) the 4 Program and (ii) the Other Programs.

(a) “4 Program” means any and all activities performed by or on behalf of Contributor, Company or any of their licensees or Affiliates, (i) pursuant to the Astellas Agreement, or (ii) otherwise directed to any CTLA-4 Variant including, without limitation, activities for the discovery, research, development, manufacture, commercialization or other exploitation of any CTLA-4 Variant or CTLA-4 Product intended for use in the Field.

(b) “Other Programs” means, individually and collectively, any and all activities performed by or on behalf of Contributor, Company or any of their licensees or Affiliates, directed to any Other Protein Variant including, without limitation, activities for the discovery, research, development, manufacture, commercialization or other exploitation of any Other Protein Variant or Other Protein Product intended for use in the Field.

1.41 “Products” mean, collectively, (i) any CTLA-4 Product and (ii) any Other Protein Product.

(a) “CTLA-4 Product” means any pharmaceutical product that contains a CTLA-4 Variant as an ingredient. For the avoidance of doubt, CTLA-4 Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the CTLA-4 Product.

(b) “Other Protein Product” means any pharmaceutical product that contains an Other Protein Variant as an ingredient. For the avoidance of doubt, Other Protein Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the Other Protein Product; provided, however, that Other Protein Product shall exclude all Vaccines.

1.42 “Real Property Lease” means, collectively, (a) that certain Lease between Metropolitan Life Insurance Company, as lessor, and Contributor, as lessee, dated as of October 21, 1998, as amended to date, for certain premises consisting of the Lab Facility, and (b) that certain Lease between Metropolitan Life Insurance Company, as lessor, and Contributor, as lessee, dated December 2004, as amended to date, for certain premises consisting of the Office Facility.

1.43 “Registered Intellectual Property Rights” means all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyrights registrations and applications to register Copyrights; and (d) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

1.44 “Regulated Substances” means any material, waste or substance that in relevant quantity, form and or concentration is listed, defined, classified, controlled or regulated by any Governmental Authority as “hazardous,” “toxic,” or a “pollutant,” or “contaminant,” pursuant to any Environmental Law, including but not limited to any explosives, radon, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products).

1.45 “Release” shall have the same meaning as under 42 USC Section 9601(22) of the Comprehensive Environmental Responsibility Compensation & Liability Act of 1980 (“CERCLA”).

1.46 “Remedial Action” shall have the same meaning as under 42 USC Section 9601(24) of the CERCLA.

1.47 “Shared Books and Records” shall mean all Books and Records (Assigned Books and Records and/or Excluded Books and Records, as the case may be) that relate to the Contributed Assets and/or Assumed Liabilities and/or the Programs but that also relate to the Excluded Assets and/or Excluded Liabilities and/or programs or activities of Contributor as of or prior to the Effective Date other than Programs.

1.48 “Shuffling” means techniques, methodologies, processes, materials or instrumentation for performing recombination-based modification of genetic material for the creation of potentially useful variant nucleic acids or proteins. “Shuffle” and “Shuffled” have their correlative meanings.

1.49 “Subsidiaries” shall refer to Maxygen ApS (Denmark) and Maxygen Holdings Ltd. (Cayman Islands).

1.50 “Technology” means any or all of the following: (a) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (b) inventions (whether or not patentable and whether or not reduced to practice), improvements, and technology; (c) proprietary and confidential information and materials, including technical data and customer and supplier lists, Trade Secrets, discoveries, processes, formulas, and other Know-How; (d) databases, data compilations and collections and technical data; and (e) all copies and instantiations of the foregoing in any form and embodied in any media, in each of the foregoing cases that is Controlled by Contributor.

1.51 “Trademarks” means all trademarks, service marks, trade names, rights in trade dress, logos, slogans, trade names, internet domain names and addresses, and all trademark interests throughout the world together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all right, title and interest in related applications, registrations, and renewals throughout the world, whether arising under the laws of the United States or any other country or other jurisdiction.

1.52 “Trade Secrets” means all trade secrets under applicable law and other rights in Know-How, and confidential or proprietary information, processing, manufacturing or marketing information, new developments, research, inventions, processes, ideas or other proprietary information that provide Contributor with advantages over competitors who do not have access to such information and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

1.53 “Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Contributed Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

1.54 “Vaccine” means a formulation intended to be administered in a formulation containing one or more Antigen(s) (and/or a nucleic acid sequence encoding an Antigen) in the form of (i) an infectious agent (e.g., bacteria, viruses, parasite, protozoa) whether live, attenuated or dead, (ii) protein(s), (iii) nucleic acid(s), (iv) cells, spores and vectors (i.e., viruses and/or virus-like particles, liposomes, beads and/or other substrates for Antigen presentation), (v) fragments of any of the foregoing, and/or (vi) a combination of any of the preceding, which formulation is administered for the purpose of inducing an Immune Response in the human and/or animal recipient specifically directed to at least one such Antigen for the prevention or treatment of a disease state, symptom and/or condition in humans and/or animals caused by an infectious agent. For the purposes of this definition of Vaccine:

(a) “Antigen” means a molecule (i.e., protein, polypeptide, peptide, carbohydrate, glycoprotein, glycolipid and/or any combination of the foregoing that is, or is derived in whole or part from, a molecule associated with an infectious agent) that produces an Immune Response to such molecule in a human and/or animal recipient.

(b) “Immune Response” means an immune state directed to the applicable infectious agents (or a molecule associated with such infectious agent) resulting from the modulation of activity (i.e., an increase, decrease and/or qualitatively different activity) of one or more lymphoid cells (e.g., B cells, NK cells, T cells and/or professional antigen-presenting cells, such as monocytes, macrophages, Langerhans cells, dendritic cells) following the administration of a stimulus.

1.55 All other capitalized terms used herein shall have the meanings ascribed to them herein or in the Joint Venture Agreement as set forth below:

Term	Reference (*)
4 Program	1.40(a)
4 Program Intellectual Property	2.1(a)
Accrued Vacation	2.1(p)
Affiliate	JVA 1.2
Agreement	Preamble

Term	Reference (*)
Alk-Abello Agreement	2.2(f)
Antigen	1.54(a)
Assigned Books and Records	2.1(o)
Assignment and Assumption	4.4(a)
Assumed Liabilities	2.4
Astellas	Recitals
Astellas Agreement	JVA 1.6
Astellas Agreement Assignment and Novation	2.1(d)
Bio	Recitals
Board	JVA 1.9
Bridge Loan Agreement	JVA 1.10
Business Day	JVA 1.12
Business Governmental Approvals	5.15(b)
CERCLA	1.45
Closing	4.1
Closing Date	JVA 1.16
Company	Preamble
Confidential Information	JVA 1.19
Consent	JVA 1.21
Contract	JVA 1.22
Contributed Assets	2.1
Contributor	Preamble
Contributor Contracts	2.1(l)
Contributor Disclosure Schedule	ARTICLE 5
Contributor Liabilities	5.5
Contributor Registered Intellectual Property Rights	5.7(a)
CTLA-4 Product	1.41(a)
Dollars / $	JVA 1.28
Encumbrance	JVA 1.30
Entity	JVA 1.31
Excluded Assets	2.2
Excluded Contributor Contracts	2.1(l)
Excluded Liabilities	2.5
Excluded Protein Molecule	1.23
Exclusively Out-Licensed Protein	1.23(a)
FDA	1.27
Financial Statements	5.3
General Assignment and Bill of Sale	4.2(a)
Governmental Authority	JVA 1.37
Immune Response	1.54(b)
Insurance Policies	5.8

Term	Reference (*)
Investors’ Rights Agreement	JVA 1.39
Issued Units	Recitals
Knowledge	JVA 1.42
Lab Facility	1.24
Legal Requirement	JVA 1.43
Liability	JVA 1.44
Machinery and Equipment	2.1(h)
Material Adverse Effect	JVA 1.45
Material Contracts	5.13(a)
MaxyBody	1.23(b)
Maxygen JVA Disclosure Schedule	JVA Article 4
Non-Assignable Asset	JVA 8.1
Offerees	JVA 5.5(a)
Office Facility	1.24
Order	JVA 1.48
Other Contributor Intellectual Property	2.1(e)
Other Programs	1.40(b)
Other Program Intellectual Property	2.1(b)
Other Protein Molecule	1.37
Other Protein Product	1.41(b)
Patent Assignment	4.2(b)
Parties	Preamble
Permitted Encumbrance	JVA 1.52
Permitted Uses	2.3
Person	JVA 1.53
Personal Property	2.1(i)
Personal Property Leases	2.1(k)
Proceeding	JVA 1.55
PTO	5.7(a)
Purchase Agreement	Recitals
Related Entity	JVA 1.59
Representatives	JVA 1.60
SEC	JVA 1.61
Space Sharing Agreements	4.2(e)
Tax	JVA 1.66
Tax Authority	JVA 1.67
Tax Returns	5.6(a)
Technology License Agreement	4.2(c)
Third Party	JVA 1.70

Term	Reference (*)
Transaction Agreements	JVA 1.71
Transactions	JVA 1.72
Transition Services Agreement	JVA 1.73
Transferred Employees	JVA 5.5(b)
UCOE License Assignment Agreement	2.1(f)
United States	JVA 1.75

*	For the purpose of this Section 1.55 only, “JVA” means the Joint Venture Agreement. References to Preambles, Recitals, Articles and numbers mean Preambles Recitals, Articles and Section numbers of this Agreement, respectively, unless “JVA” is attached thereto, in which case those words refer to Recitals and Sections mean Preambles Recitals, Articles and Section numbers of the Joint Venture Agreement, respectively.

ARTICLE 2

THE CONTRIBUTION

2.1 Contributed Assets. Subject to the terms and conditions of this Agreement, at the Closing, Contributor shall contribute, transfer, convey, assign and, subject to and in accordance with Section 4.5 hereof, deliver to Company, and Company shall acquire from Contributor, all of Contributor’s right, title and interest in the assets, properties, goodwill and rights of Contributor that are primarily used (or primarily have been used) in, result from (to the extent provided below), or primarily relate to, the conduct of the Business as of or prior to the Closing Date of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Contributor, free and clear of all Encumbrances (collectively, the “Contributed Assets”), including, without limitation, the assets listed below, except those assets expressly identified as Excluded Assets in Sections 2.2(a)-2.2(i) hereof. Where reference is made to assets, properties, goodwill and rights that “have been used in [. . .] the conduct of the Business,” such references shall be interpreted to mean only the relevant assets, properties, goodwill and rights that Contributor owns or otherwise has rights to as of the Closing Date.

(a) The 4 Program Assets. All Intellectual Property Controlled by Contributor (i) resulting from or generated under the 4 Program as conducted by or for Contributor as of or prior to the Closing Date (including all CTLA-4 Variants), or (ii) primarily used (or primarily have been used) in, or primarily useful for, the 4 Program or both the 4 Program and the Other Programs in each case as conducted (or anticipated to be conducted) by or for Contributor as of or prior to the Closing Date, in each case excluding all Licensed Intellectual Property, but including, without limitation, the Intellectual Property listed on Schedule 2.1(a) attached hereto and all Intellectual Property owned by Contributor and licensed to Astellas under the Astellas Agreement (“4 Program Intellectual Property”);

(b) Other Program Assets. All Intellectual Property Controlled by Contributor (i) resulting from or generated under the Other Programs as conducted by or for Contributor prior to the Closing Date (including, without limitation, work conducted on the Other Programs between the date of execution of this Agreement and the Closing Date) that is primarily related to, or primarily useful for, the Other Programs or the 4 Program (including the proteins and polypeptides listed on Schedule 2.1(b)(1) attached hereto, and any Other Protein Variants), or (ii) primarily used (or primarily have been used) in, or primarily useful for, a particular Other Program as conducted (or anticipated to be conducted) by or for Contributor as of or prior to the Closing Date, to the extent transferable or assignable, in each case excluding all Licensed Intellectual Property, but including, without limitation, the Intellectual Property listed on Schedule 2.1(b)(2) attached hereto (“Other Program Intellectual Property”);

(c) License. Concurrently with this Agreement, Contributor shall grant to Company licenses (or sublicenses, as applicable) under the Licensed Intellectual Property Controlled by Contributor for the purpose of conducting the 4 Program and Other Programs, all as set forth in, and on the terms and conditions set forth in, the Technology License Agreement;

(d) Astellas Agreement. All of Contributor’s rights and obligations under the Astellas Agreement other than rights to payments thereunder that accrue prior to the Closing Date, but including Contributor’s right to receive certain milestone, royalty and other payments thereunder accruing on or after the Closing Date, as set forth in the Astellas Agreement Assignment and Limited Novation (“Astellas Agreement Assignment and Novation”);

(e) Other Intellectual Property. All Intellectual Property, if any, Controlled by Contributor as of the Closing Date that are primarily used in (or primarily have been used) as of or prior to the Closing Date, or primarily useful for, more than one particular Program that is not otherwise included in the 4 Program Intellectual Property or Other Program Intellectual Property under Section 2.1(a) or 2.1(b)(2) hereof, but excluding all Licensed Intellectual Property and, for clarity, excluding all Intellectual Property that is primarily used (or primarily has been used) by Contributor or its Affiliates other than for conducting Programs, but including the Intellectual Property listed on Schedule 2.1(e) attached hereto (“Other Contributor Intellectual Property”);

(f) UCOE License. All of Contributor’s rights and obligations under the Research and Commercial UCOE License Agreement between ML Laboratories PLC and Maxygen ApS and Maxygen, Inc. and Maxygen Holdings Ltd. dated May 27, 2005, other than payments thereunder that accrue prior to the Closing Date, as set forth in the UCOE License Assignment Agreement (“UCOE License Assignment Agreement”);

(g) [Reserved];

(h) Machinery and Equipment. All tools, machinery and equipment (including manufacturing assembly and test equipment) owned by Contributor that are used (or have been used) in the Programs as conducted by Contributor as of or prior to the Closing Date or that are used (or have been used) in the G&A Function, wherever located and whether held by Contributor or Third Parties, except for Excluded Machinery and Equipment, including the Machinery and Equipment listed on Schedule 2.1(h) attached hereto (the “Machinery and Equipment”);

(i) Personal Property. All personal property, office furnishings, supplies and other tangible personal property that are used (or have been used) in the Programs or the G&A

Function as of or prior to the Effective Date and owned by Contributor, whether held by Contributor or Third Parties, except for Excluded Personal Property (the “Personal Property”) including, without limitation, the items listed on Schedule 2.1(i) attached hereto;

(j) [Reserved];

(k) Personal Property Leases. All rights in leases of personal property including, without limitation, leased equipment that are used (or have been used) in the Business or the G&A Function, including, without limitation, the items listed on Schedule 2.1(k) (including without limitation the transfer of the personal property so leased) attached hereto, and excluding all rights in leases related to Excluded Machinery and Equipment and Excluded Personal Property (the “Personal Property Leases”);

(l) Contracts. All rights to or under any and all contracts, agreements (including grant agreements) or commitments that primarily relate to, or are primarily useful for, the Programs (but for the avoidance of doubt excluding all contracts, agreements or commitments primarily related to the Licensed Intellectual Property) and are assignable to Company, as listed on Schedule 2.1(l)(1) attached hereto, (collectively, the “Contributor Contracts”); all such contracts, agreements (including grant agreements) or commitments that would meet the foregoing definition but for the fact that they are not assignable, or the Parties have agreed not to assign to Company, are listed on Schedule 2.1(l)(2) attached hereto (collectively, “Excluded Contributor Contracts”).

(m) Governmental Approvals. All Governmental Approvals (and pending applications therefor), including any formal correspondence to or from the FDA, that are used (or have been used) in the operation of the Programs, as listed on Schedule 2.1(m) attached hereto, to the extent transferable or assignable;

(n) Environmental Permits. All Environmental Permits that are used in the operation of the Programs, as listed on Schedule 2.1(n) attached hereto, to the extent transferable or assignable.

(o) Assigned Books and Records. All Books and Records that (i) primarily relate to the Contributed Assets and/or Assumed Liabilities or (ii) arose out of or primarily relate to the conduct of the 4 Program by or for Contributor or that primarily relate to the Other Programs (the “Assigned Books and Records”), including, without limitation, those Books and Records listed on Schedule 2.1(o), in each case subject to any applicable Legal Requirements (including any required releases that may need to be obtained from the Offerees) and provided that Assigned Books and Records may include Books and Records that Contributor may be required by law to retain in its possession; and

(p) Funds to cover Accrued Vacation. A lump sum payment from Contributor to Company at the Closing for the amount of accrued and unpaid days of vacation earned by the Transferred Employees who commence employment with Company under Contributor’s vacation policies as of the Closing Date, as set forth in Schedule 2.1(p) attached hereto, which schedule may be updated (and the lump sum payment provided for shall be increased or decreased, as appropriate) as necessary by Contributor up to the Closing to reflect any subsequent changes in the vacation balances for such employees (“Accrued Vacation”).

2.2 Excluded Assets. Contributor does not contribute, transfer, convey or assign any assets, properties, goodwill or rights to Company other than the Contributed Assets (“Excluded Assets”). Company acknowledges that this Agreement shall give Company no rights to any Excluded Assets and rights expressly granted pursuant to this Agreement and/or the Transaction Agreements, including any drug research or development program, drug target, product, product candidate or prospective product candidate of Contributor. Specifically, the following assets are included among the Excluded Assets and are excluded from the contribution, transfer, conveyance, assignment or delivery provided for under Section 2.1 hereof:

(a) the Licensed Intellectual Property including the Enabling Intellectual Property and any Copyrights in software or computer code within the Licensed Intellectual Property (except, in all such cases, to the extent licensed or sublicensed to Company under the Technology License Agreement);

(b) Excluded Books and Records;

(c) Excluded Machinery and Equipment;

(d) Excluded Personal Property;

(e) Excluded Contributor Contracts;

(f) All proteins, nucleic acid chains, cell lines and other biological materials, and all data and information, resulting from or generated under the programs directed to allergens conducted by or for Contributor prior to the Closing Date under the Collaboration Agreement between Maxygen, Inc. and Alk-Abelló AS dated February 8, 2001, (the “Alk-Abello Agreement”), and Intellectual Property Rights in and to the foregoing which Intellectual Property Rights (i) resulted from or were generated under the programs related to allergens conducted by or for Contributor prior to the Closing Date under the Alk-Abello Agreement and (ii) are solely related to, or solely useful for, the discovery, research, development, manufacture, commercialization or other exploitation of one or more allergens;

(g) All Trademarks of Contributor;

(h) All Contributor Benefit Plans, and all assets owned or held by all Contributor Benefit Plans; and

(i) Any real property leases or other interests in real property except pursuant to the Space Sharing Agreements.

2.3 Shared Books and Records. Contributor shall provide Company with access to Assigned Books and Records that are Shared Books and Records and Company shall provide Contributor with access to Excluded Books and Records that are Shared Books and Records to the extent permitted by applicable law. Each of Contributor and Company shall permit the other to make copies of or other extracts from such Shared Books and Records and, upon request, provide assistance in accessing Shared Books and Records in the other’s possession (it being understood that each of Contributor and Company shall be entitled to access and/or copy directly any Shared Books and Records owned by the other which are already accessible to such Party without notifying or asking the other Party). Without limiting the foregoing, Contributor shall deliver to Company copies, certified as true and correct, of all Laboratory Notebooks that are Excluded Books and Records, other than certain portions of the Excluded Laboratory Notebook, in accordance with Section 4.5 hereof. Contributor shall only be required to deliver to Company a copy of the portions of the Excluded Laboratory Notebook relating to CTLA-4 Variants or the 4 Program and to make available the original thereof in limited circumstances as described in Section 4.5 hereof. Subject to the requirements of Section 8.7 of the Joint Venture Agreement, each of Contributor and Company shall have (and hereby grant each other) a worldwide, fully paid, nonexclusive, perpetual, non-revocable license to use, reproduce, distribute, and make derivative works of, the Shared Books and Records solely for the Permitted Uses. “Permitted Uses” shall mean (a) with respect to Contributor, any purpose reasonably related to its operation of its business, other than the Business, and its ownership and exploitation of the Excluded Assets, and (b) with respect to Company, any purpose reasonably related to its operation of the Business and its ownership and exploitation of the Contributed Assets, in each case subject to applicable terms and conditions (including applicable obligations of confidentiality) set forth in the Transaction Agreements. For the avoidance of doubt, the provisions in this Agreement regarding the Books and Records (including the assignment, retention and/or sharing thereof) shall not affect the terms and conditions regarding (nor increase or decrease any rights with respect to, or ownership of) Patents and/or Know How (including any assignment, retention and/or license thereof) in this Agreement or the other Transaction Agreements.

2.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Contributor shall assign, and Company shall assume, the Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” means only the following Liabilities of Contributor, and in any event shall not include any Excluded Liabilities:

(a) Any Liability arising before or after the Closing Date under the Astellas Agreement (excluding amounts payable thereunder that have accrued prior to the Closing Date), and except as provided in the Astellas Agreement Assignment and Novation, and any Liability arising after the Closing Date under any Contributor Contracts excluding in each case any Liability for Contributor’s Employees (except as provided in this Section 2.4);

(b) All Liabilities arising after the Closing Date under the Technology License Agreement;

(c) [Reserved];

(d) All Liabilities arising after the Closing Date under the Personal Property Leases;

(e) All Liabilities for providing Accrued Vacation to the Transferred Employees who commence employment with the Company;

(f) Subject to and excluding any Liabilities to be borne by Contributor as expressly provided under this Agreement or the Transaction Agreements, all Liabilities of Contributor under or in respect of any other Contributed Asset to the extent that such Liabilities are incurred after the Closing Date and are required to be performed after the Closing Date; and

(g) All employment-related Liabilities relating to the Transferred Employees arising on or after the Closing Date; provided that such employees commence employment or other service provider relationship with Company (excluding Liabilities pursuant to Contributor Benefit Plans except as provided in the Transition Services Agreement and other than Liabilities for Accrued Vacation as provided in Section 2.4(e) hereof).

2.5 Excluded Liabilities. Except for the Assumed Liabilities, Company shall not assume and shall not be deemed to have assumed or be liable or responsible for, any Liability of Contributor or any Affiliate of Contributor (collectively, the “Excluded Liabilities”).

2.6 Sales and Use Taxes. Contributor shall bear and pay any and all Transfer Taxes arising out of the transfer of the Contributed Assets to Company. To the extent permitted by applicable law, Company and Contributor shall use commercially reasonable efforts to minimize such Transfer Taxes, including, without limitation, by ensuring that the Issued Units issued to Contributor pursuant to this Agreement are the first issuance of units by the Company.

ARTICLE 3

CONSIDERATION

3.1 Issuance of Units. As consideration for Contributor’s contribution of the Contributed Assets to Company, subject to the terms of this Agreement and the Purchase Agreement, on the Closing Date, Company shall issue to Contributor the Issued Units as provided in the Purchase Agreement.

3.2 Tax-Free Contribution. Contributor and Company acknowledge and agree that the issuance of the Issued Units to Contributor pursuant to this Agreement is intended to qualify as an issuance of shares which is described in Section 721 of the Code (and any comparable provisions of applicable state or local tax laws), and Contributor and Company agree to report and treat the transactions described in this Agreement consistently therewith.

ARTICLE 4

CLOSING AND POST-CLOSING MATTERS

4.1 Time and Place of Closing. The closing of the contribution and the other transactions provided for in this Agreement shall take place remotely via exchange of closing deliverables, including executed documents, on the Closing Date or at such other place as Contributor and Company mutually agree upon, orally or in writing; provided that in any event, the Closing shall be deemed to have occurred simultaneously with the closing of the issuance and sale of the Issued Units (which consummation of such transactions at such time and place is designated as the “Closing”).

4.2 Closing Deliveries by Contributor. At the Closing, Contributor shall deliver the following items to Company, duly executed by Contributor, as applicable, all of which shall be in form and substance reasonably acceptable to Company (provided that any items in substantially the form attached as a schedule or exhibit to this Agreement shall be deemed to be reasonably acceptable to Company):

(a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Contributed Assets, substantially in the form attached hereto as Exhibit 4.2(a) (the “General Assignment and Bill of Sale”);

(b) Intellectual Property Assignment. Without limiting inclusion of any applicable Intellectual Property under Section 4.2(a) hereof, any and all documents necessary to properly record and effectuate the assignment and transfer to Company of all of Contributor’s right, title and interest in and to the Contributor Registered Intellectual Property, including a patent assignment (the “Patent Assignment”) substantially in the form of Exhibit 4.2(b) hereto, for all of the Patents that are part of the Contributor Registered Intellectual Property, duly executed by Contributor;

(c) Technology License Agreement. An agreement in substantially the form of Exhibit 4.2(c) attached hereto (the “Technology License Agreement”), pursuant to which Contributor will grant to Company certain licenses (or sublicenses, as applicable) under the Licensed Intellectual Property Controlled by Contributor for purposes of conducting the 4 Program and Other Programs, all as set forth in, and on the terms and conditions set forth in, the Technology License Agreement;

(d) [Reserved]

(e) Space Sharing Agreements for Facility and Assignment of Personal Property Leases. Space sharing agreements (the “Space Sharing Agreements”) for substantially all of the Lab Facility and a portion of the Office Facility in the forms attached hereto as Exhibit 4.2(e) attached hereto and assignments of the Personal Property Leases duly executed by Contributor and the consent thereto by the lessor(s) to the extent required pursuant to the terms of such leases (in form and substance reasonably satisfactory to Company);

(f) Consents; Acknowledgements. Duly executed Consents of all Third Parties required by Contributor to consummate the Transactions, in form and substance reasonably satisfactory to Company, if any, as well as any notices and/or acknowledgements required to be provided to Third Parties in connection with the assignment of any Contributor Contracts, as listed in Schedule 4.2(f) attached hereto.

(g) Contributor Contracts. Originals or true, correct and complete copies of all Contributor Contracts;

(h) [Reserved]

(i) Books and Records. Subject to Section 4.5 hereof, the Assigned Books and Records.

4.3 Closing Deliveries by Company. At the Closing, Company shall deliver the following items to Contributor:

(a) Unit Certificate. A certificate representing the Issued Units as specified in Section 1.2(b) of the Purchase Agreement in exchange for the Contributed Assets.

(b) Acknowledgements. Duly executed notices and/or acknowledgements required to be provided to Third Parties in connection with the assignment of any Contributor Contracts, as listed in Schedule 4.2(f) attached hereto.

4.4 Closing Deliveries by Contributor and Company. At the Closing, Contributor and Company shall deliver the following items to one another, duly executed:

(a) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities (including assignment and assumption of the Contributor Contracts), substantially in the form attached hereto as Exhibit 4.4(a) (the “Assignment and Assumption”) and executed counterparts of the documents described in Sections 4.2(c) and 4.2(e) hereof.

4.5 Delivery of Contributed Assets. Subject to the terms and conditions hereof and of the Transition Services Agreement and to the extent that Contributor has the power to do so, Contributor shall, at the Closing, (i) take all steps necessary to place Company in actual possession and operating control of all Contributed Assets that are tangible assets, including original copies of the Assigned Books and Records and copies, certified as true and correct, of the Laboratory Notebooks that are Excluded Books and Records (including the portions of the Excluded Laboratory Notebook that relate to CTLA-4 Variants or the 4 Program but excluding any other portions of such Excluded Laboratory Notebook), and (ii) to deliver to Company such instruments as are necessary or desirable to document and to transfer title to all intangible Contributed Assets from Contributor to Company. To the extent that Contributor cannot grant possession of any Contributed Asset to Company as of the Closing, (A) those assets shall be held by Contributor for and on behalf of Company until such time as Company or its designee is granted possession thereof and (B) Contributor shall use its commercially reasonable efforts to deliver possession of such Contributed Asset to Company pursuant to a schedule to be agreed to by Contributor and Company or, except as otherwise agreed by the Parties, within thirty (30) days following the Closing. Each Party shall provide the other Party with reasonable access to Contributed Assets or Excluded Books and Records (including originals thereof and including originals of the Excluded Laboratory Notebook) to the extent reasonably necessary for use in connection with any actual or threatened action, suit, inquiry, investigation or proceeding involving such other Party (whether existing presently or in the future) before any arbitrator or Governmental Authority or by any Governmental Authority (provided that any originals are returned to the owning Party following such use and provided that the Parties will work in good faith to share access during any such time that the other Party is in possession of such asset(s) pursuant to this Section 4.5 to the extent necessary to permit the Party to comply with its other contractual obligations).

4.6 Novation Agreement. Upon Contributor’s request, Company shall reasonably cooperate with Contributor to execute, and to obtain the applicable counterparty’s agreement to, any Novation Agreement in a form acceptable to the Parties which is submitted by Contributor to a counterparty to any Contributor Contract.

4.7 Employment Taxes. Contributor and the Company shall, if administratively feasible, use best reasonable efforts to, with respect to Transferred Employees who are employed by the Company for the tax year in which the Closing Date occurs, (i) treat the Company as a “successor employer” and Contributor as a “predecessor employer” for purposes of Sections 3121(a)(1) and 3306(b)(1) of the Code, and (ii) adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements) as described in IRS Revenue Procedure 2004-53, 2004-2 C.B. 320 (2004).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Except as set forth in the corresponding sections of the disclosure schedule of Contributor delivered to Company concurrently with the execution and delivery of this Agreement (the “Contributor Disclosure Schedule”) or as disclosed in the reports, schedules, forms, statements and other documents filed by Contributor with the SEC (and with respect to such reports, schedules, forms, statements and other documents filed prior to January 1, 2009 such items shall be and specifically cross referenced in the Contributor Disclosure Schedule), Contributor hereby represents and warrants to the Company that, as of the date hereof:

5.1 Incorporation by Reference. Subject to Section 9.7 of the Joint Venture Agreement, all representations and warranties of Contributor set forth in Section 4.1 of the Joint Venture Agreement are hereby incorporated by reference as if fully set forth herein, as qualified by the Maxygen JVA Schedule.

5.2 [Reserved]

5.3 Transactions with Affiliates. Except as set forth in the financial statements of Contributor included in Contributor’s Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on March 12, 2009, as amended on April 28, 2009 (the “Financial Statements”), no Affiliate of Contributor (a) has any direct or indirect interest in any asset (including the Contributed Assets), property or other right that are used (or have been used) in the conduct of or otherwise related to the Business; (b) has any claim or right against Contributor, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against the Business and/or the Contributed Assets; (c) is a party to any Contributor Contract or has had any direct or indirect interest in, any Contributor Contract, transaction or business dealing with Contributor that pertains to the Business; or (d) received from or furnished to Contributor any goods or services (with or without consideration) since December 31, 2008 in respect of the Business.

5.4 Absence of Changes. Except as otherwise expressly contemplated by the Transaction Agreements, since December 31, 2008, (i) Contributor has conducted the Business in the ordinary course of business; (ii) no event or circumstance has occurred that would reasonably be expected to result in a Material Adverse Effect with respect to Contributor; and (iii) Contributor has not taken any action that would constitute a breach of Sections 5.1 and 5.2 of the Joint Venture Agreement such as would reasonably be expected to result in a Material Adverse Effect with respect to Contributor if such action or omission were taken between the date of the Joint Venture Agreement and the Closing Date (provided that for the purposes of this clause (iii), all references to “material,” “materially,” “Material Adverse Effect” and words of like import shall be deemed to be deleted in Sections 5.1 and 5.2 of the Joint Venture Agreement for this purpose).

5.5 Undisclosed Liabilities. Contributor has no Liability relating to the Business or the Contributed Assets (the “Contributor Liabilities”) other than (i) Contributor Liabilities reflected on the Financial Statements, (ii) Contributor Liabilities not required to be reflected on Contributor’s financial statements under GAAP, (iii) Contributor Liabilities that have arisen after December 31, 2008 in the ordinary course of business or (iv) Contributor Liabilities arising under the Transaction Agreements.

5.6 Tax Matters.

(a) To the extent that failure to do so would adversely impact the Business or the Company Business, the Contributed Assets or Contributor’s ownership of the Contributed Assets, Contributor (i) has timely paid all Taxes it is required to pay and (ii) has timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Contributed Assets and such Tax Returns are true and correct and completed in accordance with applicable law.

(b) Contributor has, in all material respects, timely paid or withheld with respect to the Transferred Employees (and timely paid over any withheld amounts to the appropriate Tax Authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c) Contributor does not have Knowledge of any basis for the assertion of any claim for any material liabilities for unpaid Taxes for which Company would become liable as a result of the transactions contemplated by this Agreement or that would result in any Encumbrance on any of the Contributed Assets.

(d) There are no Encumbrances with respect to any Taxes upon any of the Contributed Assets, other than with respect to Taxes not yet due and payable.

(e) To the extent applicable to the Business, the Contributed Assets or Company’s ownership of the Contributed Assets, Contributor has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Contributor, nor has Contributor executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(f) To the extent applicable to the Business, the Contributed Assets or Company’s ownership of the Contributed Assets, (i) no audit or other examination of any Tax

Return of Contributor is presently in progress, nor has Contributor been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Tax Return filed by Contributor has been proposed formally or, to the Knowledge of Contributor, informally by any tax authority to Contributor or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where Contributor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) None of the Contributed Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

5.7 Intellectual Property.

(a) Section 5.7(a) of the Contributor Disclosure Schedule lists all Registered Intellectual Property Rights within the Contributor Intellectual Property owned by, filed in the name of, or applied for, by Contributor (the “Contributor Registered Intellectual Property Rights”) and, to the Constructive Knowledge of Contributor, lists any proceedings or actions (other than ordinary prosecution activities related to pending patent applications listed in Section 5.7(a) of the Contributor Disclosure Schedule) pending before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Contributor Registered Intellectual Property Rights, which, for the avoidance of doubt, excludes any proceedings or actions where such Contributor Registered Intellectual Property is cited or mentioned but is not otherwise the subject of the proceeding or action.

(b) With respect to the Patents directed to the proteins or polypeptides listed in Section 5.7(b)(1) of the Contributor Disclosure Schedule, or variants of the foregoing, to nucleotides encoding the foregoing, and to methods of use of the foregoing, all necessary registration, maintenance and renewal fees in connection with each such Patent within the Contributor Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Patent within the Contributor Registered Intellectual Property Rights have been filed with the relevant patent authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Patent within the Contributor Registered Intellectual Property Rights. With respect to other Patents (i.e., Patents directed to matters other than the proteins or polypeptides listed in Section 5.7(b)(1) of the Contributor Disclosure Schedule, or variants of the foregoing, to nucleotides encoding the foregoing, and to methods of use of the foregoing), all necessary registration, maintenance and renewal fees in connection with each such Patent within the Contributor Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Patent within the Contributor Registered Intellectual Property Rights have been filed with the relevant patent authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Patent within the Contributor Registered Intellectual Property Rights, except with respect to (i) the Patents designated as having being abandoned or inactive on Section 5.7(a) of the Contributor Disclosure Schedule, and (ii) those Patents (if any) listed on Section 5.7(b)(2) of the Contributor Disclosure Schedule which Contributor elects to abandon between the date of execution of this Agreement and the Closing Date. To the Constructive Knowledge of Contributor, there are no actions that must be taken on or before December 31, 2009, including the payments of any registration, maintenance or renewal fees, or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Patent within the Contributor Registered Intellectual Property Rights. Contributor has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in all Patents within the Contributor Registered Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Contributor. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Contributor has recorded each such assignment with the PTO and, to the Constructive Knowledge of Contributor, with the relevant Governmental Authority outside of the United States, as the case may be. Contributor has not claimed a particular status, including, “Small Business Status,” in the application for any Patent within the Contributor Intellectual Property, which claim of status was at the time made, or which has since become, inaccurate or false.

(c) Contributor has no Constructive Knowledge of any acts or omissions of Contributor that would (i) constitute inequitable conduct, fraud or misrepresentation with respect to any Patent application included within Contributor Registered Intellectual Property, or (ii) render any Patent within the Contributor Registered Intellectual Property invalid or unenforceable in whole or in part. Contributor has not received written notice that any Patent within the Contributor Registered Intellectual Property is invalid or unenforceable in whole or part. No Patent within the Contributor Registered Intellectual Property has been adjudged invalid or unenforceable in whole or part.

(d) Each Patent of Contributor Registered Intellectual Property is free and clear of any Encumbrances. Contributor is the exclusive owner of each Patent listed on Section 5.7(a) of the Contributor Disclosure Schedule and of the Materials listed on Schedules 2.1(a) and 2.1(b)(2) attached hereto, and all such Patents and Materials may be assigned to Company as provided hereunder without Encumbrances.

(e) No biological or other material that are used (or have been used) in or are in possession of Contributor and necessary for the conduct of Contributor’s Business as currently conducted, or as contemplated to be conducted by Contributor, is subject to any material transfer agreement or other agreement restricting, limiting or prohibiting the use, transfer, disclosure or commercial exploitation of such biological or other materials, or of any progeny, derivatives, modifications or improvements thereof (in each case in the manner that Contributor used or intended to use such material in the Business), that would prevent the transfer of such material to Company as contemplated hereunder or prohibit the use of such material by or for Company in the conduct of the Programs as currently conducted by Contributor, or as contemplated to be conducted by Contributor.

(f) All Contributor Intellectual Property to be contributed or assigned to Company (including licenses or sublicenses of Intellectual Property from Third Parties which are Contributor Contracts to be assigned to Company) pursuant to this Agreement, and the license to the Licensed Intellectual Property to be licensed or sublicensed to Company pursuant to the Technology License Agreement, will be fully transferable, alienable or licensable or sublicensable by Company to exploit, use and otherwise practice within the Field without restriction, limitation or other Encumbrance, in each case other than Permitted Encumbrances, and without payment of any kind to any Third Party except as provided under the Technology License Agreement, the

Astellas Agreement, the Transaction Agreements or any Contributor Contract assigned to Company. Contributor has the full right to grant to Company the licenses (or sublicenses, as applicable) under the Licensed Intellectual Property Controlled by Contributor for the purpose of conducting the 4 Program and Other Programs, all as set forth in, and on the terms and conditions set forth in, the Technology License Agreement.

(g) To the extent that any Contributor Intellectual Property or any Licensed Intellectual Property has been developed or created by a Third Party for or on behalf of Contributor, Contributor has a written agreement with such Third Party with respect thereto and Contributor thereby either (i) has obtained ownership of or (ii) has obtained a license to, in each case sufficient for the conduct of the Business as conducted by Contributor as of or prior to the Closing Date and the Company Business as reasonably anticipated by Contributor to be conducted by Company, to all such Third Party’s Intellectual Property by operation of law, by valid license or by valid assignment.

(h) All existing employees and consultants of Contributor have entered into a valid and binding written agreement with Contributor sufficient to vest title in Contributor of all Contributor Intellectual Property created by such employee or consultant in the scope of his or her services or employment for Contributor. All former employees and consultants of Contributor have entered in a valid and binding written agreement with Contributor sufficient to vest title in Contributor of all Contributor Intellectual Property used in the conduct of (i) the 4 Program and (ii) the Other Programs with respect to the proteins or polypeptides identified in Section 5.7(h) of the Contributor Disclosure Schedule, in each case, created by such employee or consultant in the scope of his or her services or employment for Contributor.

(i) Contributor has taken reasonable steps to protect Contributor’s rights in Trade Secrets of Contributor that is material to Contributor’s conduct of the Business. Without limiting the foregoing, Contributor has, and reasonably enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form(s) attached hereto as Section 5.7(i) of the Contributor Disclosure Schedule, and all current and former employees, consultants and contractors of Contributor that generated, or had access to, Trade Secrets of Contributor in connection with the conduct of (i) the 4 Program and (ii) the Other Programs with respect to the proteins or polypeptides identified in Section 5.7(i) of the Contributor Disclosure Schedule, have executed such an agreement.

(j) Except as may be expressly provided under the Contributor Contracts, no Person who has licensed Patents within the Contributor Intellectual Property to Contributor, or who developed or created materials or data (excluding, however, any commercially- or publicly-available materials) for Contributor in connection with the Programs has ownership rights or license rights to improvements made by Contributor in such Intellectual Property.

(k) Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and terms and conditions governing the order or supply of commercially- or publicly-available materials, the contracts, licenses and agreements listed in Section 5.7(k) of the Contributor Disclosure Schedule lists all Contracts to which Contributor is a party or third party beneficiary pursuant to which Contributor has (i) obtained, received or is granted licenses, options, rights of first refusal, covenants not to enforce or other rights (excluding in-licenses with no applicability within the Field), (ii) provided or granted any licenses, options, rights of first refusal, covenants not to enforce or other rights, or (iii) transferred or assigned ownership of, joint or sole, in each case with respect to any Contributor Intellectual Property or any Licensed Intellectual Property. Contributor is not in material breach of, nor has Contributor materially failed to perform under, any of the foregoing contracts, licenses or agreements which are Contributor Contracts or under which Contributor is granted any license or other rights under Licensed Intellectual Property to be licensed to Company under the Technology License Agreement and, to Contributor’s Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(l) To the Knowledge of Contributor, there are no Contracts between Contributor and any other person with respect to Contributor Intellectual Property under which there is any currently-pending dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Contributor thereunder. To the Knowledge of Contributor, there are no Contracts between Contributor and any other person with respect to Licensed Intellectual Property under which there is any currently-pending dispute regarding the rights of the parties thereto within the Field under such agreement or with respect to any breach by Contributor under such agreement.

(m) To Contributor’s Knowledge, no Person is infringing or misappropriating any Contributor Registered Intellectual Property that is owned by Contributor within the Field.

(n) No Contributor Intellectual Property owned by Contributor and, to the Knowledge of Contributor, no Contributor Intellectual Property that is licensed to Contributor by any Third Party, is subject to any action or Proceeding (excluding, however, any Patent prosecution proceedings) or outstanding decree, order, judgment or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Contributor (ii) concerns the infringement or misappropriation thereof, or (iii) may affect the validity, use or enforceability of the Contributor Intellectual Property or the ownership of or license to such Contributor Intellectual Property. Contributor has not received any notice regarding any of the foregoing actions or Proceedings or threats thereof. To the Knowledge of Contributor, there is no material basis for any such action or Proceeding or any decree, order, or judgment related to any Contributor Intellectual Property. To the Knowledge of Contributor, there are no Third Parties infringing or misappropriating Enabling Technology as of or prior to the Closing Date relating to Shuffling on a protein or polypeptide identified in Section 5.7(n) of the Contributor Disclosure Schedule.

(o) The Contributor Intellectual Property to be contributed or assigned to Company pursuant to this Agreement or the Transaction Agreements can be contributed or assigned as provided for hereunder or thereunder and the Licensed Intellectual Property to be licensed or sublicensed to Company pursuant to the Technology License Agreement can be licensed or sublicensed in accordance with the Technology License Agreement, and such Contributor Intellectual Property and Licensed Intellectual Property constitute all the Technology and Intellectual Property used by Contributor in and/or, to the extent owned by or (sub)licensed to Contributor, necessary to the conduct of the Business as previously conducted over the past three (3) years by Contributor or the Company Business as reasonably anticipated by Contributor to be conducted by Company following the Closing Date, or which resulted from or was generated under the Programs as of or prior to the Closing Date. To the Contributor’s Knowledge, the conduct of the Business or the Company Business as reasonably anticipated by Contributor with respect to the practice of the Enabling Technology, the conduct of the 4 Program, and the proteins or polypeptides listed in Section 5.7(o) of the Contributor Disclosure Schedule, or variants of the foregoing, nucleotides encoding the foregoing, and methods of use of the foregoing does not infringe the Patents of a Third Party that are not licensed to Company under the Technology License Agreement or a Contributor Contract; provided, however, that Contributor makes no representation or warranty pursuant to this sentence with respect to Patents disclosed by Contributor within the three (3) month period prior to the date of this Agreement. Contributor has not received written notice or written claim of infringement from any Third Party alleging that the conduct of the Programs and the operation of the Business as currently conducted by Contributor infringe or misappropriate any Intellectual Property of any Person or violate any right of any Person (including any right to privacy or publicity). Without limiting the foregoing, all Intellectual Property licensed and sublicensed by Contributor to Astellas under the Astellas Agreement immediately prior to the Closing shall remain licensed and sublicensed by Company to Astellas after the Closing to the full extent provided for in the Astellas Agreement prior to Closing, without any diminishment, restriction or limitation of such license and sublicense. Furthermore, all Intellectual Property used by Contributor in the performance of the Astellas Agreement as of or prior to the Closing Date shall be available to the Company after the Closing Date to at least the same extent as available to Contributor as of the Closing Date for purposes of such performance; the Company’s ability to perform its obligations under the Astellas Agreement immediately after the Closing Date shall not be diminished, restricted or limited as compared to Contributor’s ability to perform its obligations under the Astellas Agreement immediately prior to the Closing Date owing to lack of contribution, assignment, license or sublicense by Contributor to Company of Intellectual Property under which Contributor had the right to practice as of or prior to the Closing Date; and the assignment of the Astellas Agreement from Contributor to the Company pursuant to this Agreement shall not result in any increase in the obligations or liabilities of Astellas under the Astellas Agreement.

(p) Except as expressly provided under any one or more of the Contributor Contracts, there are no royalties, fees, honoraria or other payments payable by Contributor to any Person by reason of the ownership, development, use, license, sale or disposition of the Contributor Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

5.8 Insurance. Section 5.8 of the Contributor Disclosure Schedule sets forth an accurate and complete list of all material insurance policies, self-insurance arrangements and indemnity bonds, currently in effect, that insure the Business and/or the Contributed Assets (collectively, the “Insurance Policies”). Each of the Insurance Policies is legal, valid, binding, and enforceable in accordance with its terms and is in full force and effect and is being assigned hereunder as part of the Contributed Assets and Assumed Liabilities. Contributor is not in breach of any Insurance Policy, and, to the Knowledge of Contributor, no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any of the Insurance Policies. Contributor has not received any written notice of cancellation or non-renewal of any of the Insurance Policies. The consummation of the Transactions will not cause a breach or termination, modification or acceleration of any of the

Insurance Policies. There is no claim under any of the Insurance Policies that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. Contributor has not received any notice of, nor does Contributor have any Knowledge of any facts that might result in, a material increase in the premium for any of the Insurance Policies.

5.9 Title; All Material Assets; Condition of Assets.

(a) Contributor has, or will have as of the Closing, good and valid title to all of the Contributed Assets free and clear of any Encumbrances except for (i) Encumbrances disclosed on Section 5.9(a) of the Contributor Disclosure Schedule which will be removed and released at or prior to the Closing and (ii) the Permitted Encumbrances. None of the Permitted Encumbrances could reasonably be expected to materially impair the continued use and operation of the Contributed Assets to which it relates as such Contributed Asset is used (or has been used) and operated in the conduct of the Business as of or prior to the Closing Date or the Company Business as reasonably contemplated by Contributor to be conducted by Company after the Closing Date. Contributor has, or will have as of the Closing, full right and power to contribute, convey, assign, transfer and deliver to Company good and valid title to all of the Contributed Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances. The Contributed Assets are not subject to any preemptive right, right of first refusal, or other similar right or restriction pursuant to any Contract to which the Contributor is a party and any other Contract or other source of which Contributor has knowledge that would adversely affect Company’s rights in the Contributed Assets in any material respect.

(b) The contribution, transfer and assignment of the Contributed Assets as contemplated by this Agreement, together with the licenses and sublicenses granted to Company pursuant to the Technology License Agreement, will give Company possession of or license to, and the right to use, all the assets used by Contributor that are material for conducting the Business as presently conducted, in each case within the Field and except as otherwise provided in the Technology License Agreement or any Contributor Contract assigned to Company; provided, however, that the foregoing clause of this Section 5.9(b) shall not be construed as a representation or warranty of sufficiency of the Contributor Intellectual Property, nor of non-infringement of the intellectual property rights of any Third Party. Upon Closing, Company will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Contributed Assets and no restrictions will exist on Contributor’s right to resell, license or sublicense any of the Contributed Assets or Assumed Liabilities or engage in the Company Business, except Permitted Encumbrances. Except for the Contributed Assets and the Licensed Intellectual Property, there are no other assets, properties or rights owned by or licensed to Contributor, including Intellectual Property Rights owned by or licensed to Contributor, that are used (or have been used) by Contributor or its Affiliates and that are material to conduct the Business as of or prior to the Closing Date and material to continued conduct of the Company Business by Company in the manner in which Contributor currently conducts the Business.

(c) The Contributed Assets as a whole (other than Contributor Intellectual Property), to the extent applicable to the Business, (i) are in good operating condition and repair, ordinary wear and tear excepted; (ii) are suitable and adequate for continued use in the ordinary course of business; and (iii) conform to all Legal Requirements applicable to Contributor’s use thereof prior to the Closing Date.

5.10 Real Property Leases.

(a) Contributor does not currently own any real property. Contributor is in lawful possession of the premises covered by the Real Property Lease. Contributor has made available to Company accurate, correct and complete copies of the Real Property Lease (including all amendments, supplements, modifications and written waivers relating thereto) and copies of existing title insurance policies, title reports and real property surveys in Contributor’s possession, if any, for the real property subject to the Real Property Lease. The Real Property Lease is in full force and effect and is valid and effective in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought, and, to Contributor’s Knowledge, Contributor is not in default thereunder in any respect or as would permit the termination or cancellation of the Real Property Lease. No representation is made in this Section 5.10 with respect to any Intellectual Property.

(b) To Contributor’s Knowledge, there does not exist any actual, threatened or contemplated condemnation or eminent domain proceedings that may materially affect the Leased Real Property.

(c) Except with respect to activities of the Business performed at facilities of Third Party consultants, contractors or licensees of Contributor which are under Contributed Contracts, the Business is conducted only at the Leased Real Property and the Lab Facility and the Office Facility are the only facilities necessary to enable Company to conduct the Company Business in substantially the same manner in which the Business is currently being conducted.

5.11 Employees and Consultants.

(a) [Reserved.]

(b) Except for Contracts listed on Section 5.11(b) of the Contributor Disclosure Schedule or as required by applicable Legal Requirements, no Employee of Contributor has been granted the right to continued employment by Contributor. Contributor has no Knowledge that any Offeree intends to terminate his or her employment or other service-provider relationship with Contributor, nor, as of the date hereof, does Contributor have a present intention to terminate the employment or other service-provider relationship of any such Offeree.

(c) Employee and Contractor Lists. Section 5.11(c) of the Contributor Disclosure Schedule sets forth an accurate, correct and complete list of all:

(i) Employees, which provides their present title or position, present annual base compensation, present bonus and commission eligibility, accrued but unused vacation and other paid leave, and years of service with Contributor as of the date hereof,

(ii) individuals who are currently performing services for Contributor related to the Business who are classified as “consultants” or “independent contractors.”

(d) No Employee is eligible for payments in connection with the Transactions that would constitute “parachute payments” under Section 280G of the Code.

(e) Compliance with Legal Requirements. Contributor has complied with all Legal Requirements in all material respects related to the employment of the Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

(f) Unions. Contributor is not a party to any collective bargaining agreement with respect to the Employees, and none of the Employees are represented by any labor union or other similar labor-relations entity or organization. There is no labor union organizing or election activity pending or, to the Knowledge of Contributor, threatened with respect to the Employees. To the Knowledge of Contributor, Contributor has not suffered or sustained any work stoppage in connection with any labor union or other similar labor-relations entity or organization, and no such work stoppage is threatened.

5.12 Contributor Benefit Plans.

(a) Section 5.12(a) of the Contributor Disclosure Schedule sets forth an accurate, correct and complete list of each of the Contributor Benefit Plans. With respect to each Contributor Benefit Plan, Contributor has provided or made available to Astellas true, current, complete and correct copies, to the extent applicable, of (i) each Contributor Benefit Plan (or, in the case of any unwritten Contributor Benefit Plan, an accurate description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such Contributor Benefit Plan (if any such report was required), (iii) each trust agreement and group annuity contract relating to each such applicable Contributor Benefit Plan, (iv) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any and (v) with respect to each such applicable Contributor Benefit Plan, the most recent financial statements (if any) that are required to be prepared pursuant to applicable Legal Requirements.

(b) Contributor has maintained, administered and funded each Contributor Benefit Plan, in accordance with its terms and all applicable laws. Neither Contributor nor any Member of the Controlled Group maintains or contributes to, or has ever had an obligation to maintain or contribute to, any Defined Benefit Plan or Multiemployer Plan. Nothing contained in any of the Contributor Benefit Plans, other than any Contributor Benefit Plan in which Company agrees to participate, will obligate Company to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any employee benefit plans from and after the Closing.

(c) All Contributor Benefit Plans intended to be tax-qualified for United States Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Contributor Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Contributor, has revocation been threatened, nor has any such Contributor Benefit Plans been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification.

(d) With respect to each Contributor Benefit Plan: (i) Contributor is not subject to any liability under Sections 4975 through 4980B of the Code or Title I of ERISA, (ii) Contributor has complied with all applicable health care continuation requirements in Section 4980B of the Code and in Part 6 of Title I of ERISA, and (iii) no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Contributor Benefit Plan with respect to which Company would or could reasonably be expected to be subject to any Liability.

(e) No material Contributor Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Contributor or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(f) No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of Contributor, has been threatened in writing against or with respect to any Contributor Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Contributor Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of Contributor, threatened in writing by the Internal Revenue Service, the Department of Labor, or other Governmental Authority with respect to any Contributor Benefit Plan.

(g) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement or other Transaction Agreements (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Offeree to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Contributor Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) affecting any Offeree under or with respect to any Contributor Benefit Plan, or (iii) trigger any obligation to fund any Contributor Benefit Plan.

(h) No Offeree is reasonably expected to incur additional tax under Section 409A(a)(1)(B) of the Code as a result of participation in any Contributor Benefit Plan. Contributor is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code with respect to Offerees.

5.13 Material Contracts.

(a) Section 5.13 of the Contributor Disclosure Schedule provides a true and complete list of each Contract in one or more of the following categories, to which Contributor is party and which relate primarily to (x) the operation of the Business, or (y) any of the Contributed Assets (collectively, the “Material Contracts”):

(i) All Real Property Leases, Personal Property Leases, Insurance Policies, Contracts required to be listed on Section 5.7(k) of the Contributor Disclosure Schedule and Governmental Approvals;

(ii) Any Contract for capital expenditures or for the purchase of goods or services such as would require Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing (excluding any Contributor Benefit Plan or other employment-related Contracts);

(iii) [Reserved];

(iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness for borrowed money, any obligation for the deferred purchase price of property or guaranteeing in any way any Contract in connection with any Person, in each case such as would require Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing (excluding normal trade payables);

(v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits (except for the Transaction Agreements and the Astellas Agreement);

(vi) Any material Contract with any Governmental Authority;

(vii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(viii) Any Contract relating to any license or royalty arrangement that provides for noncontingent annual payments by Contributor in excess of $100,000, except any such noncontingent payment(s) such as would not exceed $100,000 with respect to any twelve (12) month period following the Closing;

(ix) Any power of attorney, proxy or similar instrument;

(x) Any Contract with any Affiliate of Contributor (other than any Contributor Benefit Plan or other employment-related Contracts);

(xi) Any Contract for the manufacture, service or maintenance of any product of the Business including CROs, research agreements and finding agreements;

(xii) Any Contract for the purchase or sale of any amount of assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any material amount of assets other than in the ordinary course of business;

(xiii) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person other than standard non-material form indemnity agreements that have been entered into in the ordinary course of business;

(xiv) Any Contract containing covenants not to compete which materially restrict the Contributor from competing in any line of business or with any Person in any geographical area;

(xv) Any Contract related to the acquisition of a business or the equity of any other Entity to the extent that it relates to the Business;

(xvi) Any other Contract (other than any Contributor Benefit Plan or other employment-related Contracts) (A) such as would require Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing; and (B) is not terminable without payment or penalty on thirty (30) days (or less) notice.

(xvii) Any other Contract (other than any Contributor Benefit Plan or other employment-related Contracts) that involves future payments, performance of services or delivery of goods or materials to or by Contributor such as would require the Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing;

(xviii) Any Contract related to tools, machinery, equipment and personal property with ongoing performance obligations that is not already identified under clauses (ii), (xvi) or (xvii) and exceeds the dollar thresholds set forth therein;

(xix) Any Contact within or needed in the ordinary course of the Business not already identified in clauses (i) through (xviii) which would require Company to make non-contingent payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing (other than any Contributor Benefit Plan or any other employment-related Contracts); and

(xx) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xviii) above.

(b) Contributor has made available to Company accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all material amendments, supplements, modifications and waivers thereof. All Material Contracts are in writing.

(c) Each Contributor Contract is currently valid and in full force and effect, and, is enforceable by Contributor in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(d) Contributor is not in material default, and no party has provided written notice to Contributor that it is in material default, under any Contributor Contract. No event has occurred that might (with or without notice or lapse of time) (i) result in any material violation or breach, by Contributor, of any of the provisions of any Contributor Contract; (ii) give any Person other than Contributor the right to declare a default or exercise any remedy under any Contributor Contract; (iii) give any Person the right to accelerate the maturity or performance of any Contributor Contract or to cancel, terminate or modify any Contributor Contract; or (iv) otherwise have a Material Adverse Effect on Contributor in connection with any Contributor Contract. Contributor has not waived any material rights which relate to the Business or Contributed Assets of the agreements described in Section 5.13(a)(i) through 5.13(a)(xx) hereof.

(e) To the Knowledge of Contributor, each Person against which Contributor has or may acquire any rights under any Contributor Contract is (i) not in material breach of, and has not threatened in writing to be in breach of, the Contributor Contract to which such Person is a party; (ii) solvent; and (iii) able to satisfy such Person’s material obligations and Liabilities to Contributor.

(f) The performance of the Contributor Contracts will not result in any violation of or failure by Contributor to comply with any Legal Requirement.

5.14 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Contributor is a party or, to Contributor’s Knowledge, which is otherwise binding upon Contributor which has the effect of prohibiting or restricting any Company’s use or exploitation of any Contributed Asset in the manner in which it is currently used or exploited (or has been used or exploited in the past), except as would not have a Material Adverse Effect on the Company. Without limiting the foregoing, Contributor has not entered into any agreement under which Contributor is restricted from selling, licensing or otherwise distributing any of its products for use in the Field to or providing services in the Field to, customers or any class of customers, in any geographic area, or in any segment of the market within the Field in connection with the Business or the Contributed Assets.

5.15 Compliance with Laws; Governmental Approvals.

(a) Contributor is now, and during the past five years has been, in full compliance with each Legal Requirement applicable to the Business or the Contributed Assets, and, to the Knowledge of Contributor, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement; except for any such non-compliance, failure, breach or violation which would not have a Material Adverse Effect on the Company. Contributor has not received any written notice from any Third Party regarding any actual, alleged or potential material violation of any such Legal Requirement applicable to the Business or the Contributed Assets except for any of the foregoing which would not have a Material Adverse Effect on the Company.

(b) Contributor has all Governmental Approvals that are necessary in connection with Contributor’s occupation and use of the Facility, the ownership and use of the Business or the Contributed Assets (collectively, the “Business Governmental Approvals”).

Contributor has made all filings with, and given all notifications to, all Government Authorities with respect to the business as required by all applicable Legal Requirements except to the extent that the failure to make any such filings would not have a Material Adverse Effect on the Company. Each Business Governmental Approval is valid and in full force and effect, and there is not pending or, to the Knowledge of Contributor, threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any Business Governmental Approval. No material violations have been recorded in respect of any Business Governmental Approvals, and to the Knowledge of the Contributor, there are no meritorious basis therefor. No fines or penalties are due and payable in respect of any Business Governmental Approval or any violation thereof.

(c) Contributor has made available to Company accurate and complete copies of all of the Business Governmental Approvals, including all renewals thereof and all amendments thereto.

5.16 Proceedings and Orders.

(a) As of the date hereof, there is no material Proceeding pending or, to the Knowledge of Contributor, threatened in writing against or affecting the Business or the Contributed Assets or Contributor’s rights relating thereto. To Contributor’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Contributor has made available to Company true, accurate and complete copies of all material pleadings, material correspondence with Third Parties and other material, non-privileged documents relating to any such Proceeding that are either (i) in its possession or (ii) reasonably accessible to it and of which it is has Knowledge. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy of Contributor related thereto.

(b) As of the date hereof, neither Contributor, the Employees (in their capacities as employees or representatives of Contributor) nor any of the Contributed Assets or the Business, nor Contributor’s rights relating to any of the foregoing, is subject to any material Order.

5.17 Litigation. There is no Proceeding with respect to Contributor relating to the Business or the Contributed Assets (including any Proceeding involving the prior employment of any of Contributor’s employees relating to the Business or the Contributed Assets, their services provided in connection with such Business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers) pending or to Contributor’s Knowledge, currently threatened (i) against Contributor or any officer, director or Employee of Contributor (in their capacities as such); or (ii) that questions the validity of the Transaction Agreements or the right of Contributor to enter into any of them, or to consummate the Transactions except those which would not have a Material Adverse Effect. Neither Contributor nor, to Contributor’s Knowledge, any of its officers, directors or Employees (in their capacities as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality (in the case of officers, directors or Employees, such as would materially affect Contributor) relating to the Business or the Contributed Assets. There is no Proceeding with respect to Contributor by Contributor pending or which Contributor intends to initiate relating to the Business or the Contributed Assets except those which would not have a Material Adverse Effect.

5.18 Environmental Matters.

(a) To Contributor’s Knowledge, the Business has been and is being conducted, and the Leased Real Property and the PP&E have been and are being operated, in compliance in all material respects with all Environmental Laws. The Contributor has not received, nor has Knowledge of the issuance of, any written notice of violation alleging any material non-compliance by Contributor, the Leased Real Property or the PP&E with any Environmental Law.

(b) The Contributor has obtained and currently maintains all Environmental Permits necessary for the conduct of the Business as presently conducted. To Contributor’s Knowledge, the Business has been and is being conducted, and the Leased Real Property and the PP&E have been and are being operated, in compliance in all material respects with all such Environmental Permits, and all such Environmental Permits remain in full force and effect. Contributor has not received any written notice that the Business lacks any such Environmental Permit and, to Contributor’s Knowledge, no such notice is threatened.

(c) There is no pending Environmental Claim arising out of the Business or the Contributor’s occupation, use or operation of the Leased Real Property or the PP&E, and, to Contributor’s Knowledge, no such Environmental Claim is threatened, including any Environmental Claims with respect to third party disposal sites.

(d) To Contributor’s Knowledge, there have been no past and are no present activities or practices of Contributor in violation of Environmental Law, including a Release of a Regulated Substance into or onto the Leased Real Property or any Third Party disposal sites which requires or is reasonably anticipated to require Remedial Action by the Contributor, or which would result in material liability to Contributor.

(e) Contributor has not operated any (i) underground storage tanks or surface tanks, dikes or impoundments, or (ii) equipment containing polychlorinated biphenyls on the Leased Real Property.

(f) Other than any Real Property Leases, Governmental Approvals, Environmental Permits, or contracts with third parties for emergency response to, and the collection, transportation and disposal of Regulated Substances, which have been made available to Company, there are no Contributor Contracts relating to the Business or Contributed Assets which would require the Contributor to indemnify, reimburse, defend, hold harmless or release any Third Party from any liability or obligation under or pursuant to any Environmental Law or relating to any Remedial Action.

(g) The Contributor has made available to Company all material written environmental assessments, audits, and environmental surveys, investigations or soil or groundwater sampling reports prepared by Contributor or for Contributor and provided to Contributor by Third Parties, relating to the Environment at the Facility or any Release or presence of or exposure to any Regulated Substances at the Facility in violation of Environmental Law or in a manner which would reasonably be expected to result in liability to Contributor.

(h) The Parties agree that the only representations and warranties that relate to environmental matters, including Environmental Laws, Regulated Substances, Environmental Permits, and Environmental Claims are contained within Section 5.18 hereof.

5.19 Bulk Sales. There are no “bulk sales” Legal Requirements applicable to the contribution of the Contributed Assets pursuant to this Agreement.

5.20 No Other Agreement. Other than for sales of assets in the ordinary course of business, neither Contributor, nor any of its Representatives, has entered into any Contract with respect to the sale or other disposition of the Contributed Assets except as set forth in this Agreement.

5.21 Power of Attorney. There are no outstanding powers of attorney, proxy or similar instrument executed on behalf of Contributor relating to the Business or the Contributed Assets.

5.22 Export Controls; Foreign Corrupt Practices Act. To the extent relevant to the Business or the Contributed Assets, Contributor has at all times been in compliance with (a) all applicable U.S. Legal Requirements relating to export control requirements and U.S. trade embargoes (Cuba, Sudan, North Korea, Syria and Iran), (b) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, except in either case for any instance of non-compliance that would not reasonably be expected to result in a Material Adverse Effect with respect to Contributor.

5.23 Antiboycott Laws. To the extent relevant to the Business or the Contributed Assets, Contributor has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Section 999 of the Code, except in either case for any violation or action that would not reasonably be expected to result in a Material Adverse Effect with respect to Contributor.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Contributor that, as of the date hereof:

6.1 Organization and Qualification. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2 Authority. Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by Company of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Company and its directors and officers and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement and the other Transaction Agreements (other than the Bridge Loan Agreement) have been duly and validly executed and delivered by Company. This Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and, by the availability of equitable remedies and defenses and, to the extent the indemnification provisions contained in the Investors’ Rights Agreement may further be limited by applicable laws and principles of public policy.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive Laws of the State of Delaware, without reference to conflicts of Laws principles that would result in laws of a jurisdiction other then the State of Delaware governing. Notwithstanding the above, any dispute regarding validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.

7.2 Assignment. Except as provided in this Section 7.2, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by any Party to any Third Party without the written consent of the other Parties, provided that this Agreement may without requiring the consent of any other Party be assigned, transferred, delegated or sublicensed to (i) an entity that acquires all or substantially all of the business or assets of such Party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (ii) a Related Entity of such Party, (including, for the avoidance of doubt and without limitation, a liquidating trust or similar entity), in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement, the Joint Venture Agreement and the Purchase Agreement. Except as expressly provided in this Section 7.2, any attempted assignment or transfer of this Agreement shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

7.3 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted as a PDF attachment to an email (receipt verified)or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Party.

If to Contributor,
addressed to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: Tony Jeffries
Telephone: (650) 493-9300
Email address: tjeffries@wsgr.com

If to Company, addressed to:	Perseid Therapeutics LLC
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with a copy to:	3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Business Development
Telephone: (813) 3244-2500
Email address: masaki.doi@jp.astellas.com

with a copy to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Legal
Telephone: (813) 3244-3231
Email address: kazunori.okimura@jp.astellas.com

with a copy to:	Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104
Attention: Michael O. Braun, Esq. Telephone: (212) 468-8000 Email address: mbraun@mofo.com

7.4 Waiver. No Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

7.5 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.6 Severability. If any provision hereof is held invalid, illegal or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

7.7 Entire Agreement/Modification. The Transaction Agreements (including Exhibits and Schedules hereto and thereto) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter. Subject to Section 8.4 of the Joint Venture Agreement, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

7.8 Relationship of the Parties. The Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an agency, partnership or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

7.9 Force Majeure. Except with respect to payment of money, no Party shall be liable or responsible to any other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonably control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. Any Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

7.10 Third Party Beneficiaries. Without limiting any rights or remedies of Astellas under the Joint Venture Agreement, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Contributor and Company and, without limiting any rights or remedies of Astellas under the Joint Venture Agreement, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

7.11 Expenses. Whether or not the Transactions contemplated herein are consummated, except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of Third Parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the respective Party incurring such fees and expenses.

7.12 Further Assurances. At any time or from time-to-time on and after the date hereof, any Party shall at the request of the other Party to the extent permitted by applicable Legal Requirements (a) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license consistent with the provisions of this Agreement, and (c) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby. Furthermore, upon Company’s request, Contributor shall reasonably cooperate to enforce provisions for the assignment of Intellectual Property to Contributor under any employment agreement, consulting agreement or other Contract not assigned to Company hereunder which provides for the assignment to Contributor of any Intellectual Property which is part of the Contributed Assets to be assigned to Company hereunder to the extent reasonably necessary for Company to secure, protect, enforce or assign to Company any such Intellectual Property, at Company’s expense.

7.13 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.14 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. Unless otherwise specified, any reference to a time or date shall be with reference to the time or date, as the case may be, in Wilmington, Delaware.

7.15 Construction. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

7.16 Provisional Relief; Specific Performance. Nothing in this Agreement shall limit the right of any Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief (but not, for the avoidance of doubt, any monetary damages or monetary relief under any equitable theory), pending resolution under Article 10 of the Joint Venture Agreement, as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such interim relief or provisional remedies shall be cumulative and not exclusive and are in addition to any other remedies that any Party may have under this Agreement or applicable Legal Requirement.

7.17 Confidentiality; Publicity. The Parties acknowledge that the transaction described herein and the terms of this Agreement are subject to the requirements of Section 8.7 of the Joint Venture Agreement.

7.18 Indemnification; Sole Remedy; Dispute Resolution. The Parties acknowledge and agree that their respective liabilities and obligations for breaches of the representations, warranties and covenants contained in this Agreement are governed by and subject to the terms and conditions of Article 9 of the Joint Venture Agreement. Further, the parties expressly acknowledge and agree that the remedy for breaches of representations, warranties and covenants under the Joint Venture Agreement are addressed solely in Article 9 of the Joint Venture Agreement, and any incorporation by reference of such representations, warranties and covenants in this Agreement shall not give rise to claims under this Agreement. For the avoidance of doubt, nothing in this Agreement nor any other Transaction Agreement is intended to nor shall be deemed to grant any party more than a single monetary damages remedy or recovery, in any given instance, for any other party’s breach of an individual representation or warranty with respect to any specific given event, fact or circumstance, even though such representation or warranty may be present in more than one Transaction Agreement or claimed by its incorporation by reference to be confirmed in more than one Transaction Agreement. Any dispute arising out of or in connection with this Agreement shall be submitted for resolution in accordance with Article 10 of the Joint Venture Agreement. The Parties shall be entitled to injunctive relief or specific performance to the extent provided for in Section 10.4 of the Joint Venture Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Asset Contribution Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

MAXYGEN, INC.:

By:	/s/ Russell J. Howard
Name:	Russell J. Howard, Ph.D.
Title:	Chief Executive Officer

Signature Page to Asset Contribution Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Asset Contribution Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

PERSEID THERAPEUTICS LLC:

By:	/s/ Grant Yonehiro
Name:	Grant Yonehiro
Title:	CEO & President

Signature Page to Asset Contribution Agreement